Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

ArtSelect, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-86946 and 333-96661) on Form S-8 of a21, Inc. of our report dated February 13, 2006, with respect to the balance sheets of ArtSelect, Inc. as of December 31, 2005 and 2004, and the related statements of operations, stockholders’ deficit, and cash flows for each of the years then ended, which report appears in the Form 8-K/A of a21, Inc. dated June 7, 2006. Our report refers to the adoption of Statement of Financial Accounting Standards No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, as of January 1, 2005.

/s/ KPMG LLP

Omaha, Nebraska
June 5, 2006